March 29, 2006

Don’t Be Fooled (Again)

Just a handful of Limited Partners (less than ½ of 1% of Units) thought that Anise’s lowball offer to buy their Units for $172 made sense even though their Managing General Partner told them that:

between $172.25 and $402.50 per Unit is the range of value that is estimated to be realized upon the liquidation and dissolution of the partnership, and the Managing General Partner has filed preliminary consent solicitation statements with the SEC in order to seek your consent to wind up the Partnership and give you that value as soon as it can.

Anise has now added a total of $3 to its prior offer, apparently banking on the hope you will forget the $172.50 to $402.50 estimated valuation range. Your Managing General Partner does not think you are as gullible as Anise believes.

Why Should Anise Profit Instead Of You?

Anise doesn’t tell you that it is part of a group whose members see a sure thing in picking off limited partnership Units in similar qualified housing tax credits partnerships at lowball prices. One of the group, for example, just made a similar tender offer in another limited partnership for $65 per unit, even though the financial statements and Form 10-Q disclosures showed that there was a lot more value in that partnership. People who tendered there missed out when the General Partner announced that it will be distributing $97 per unit a few weeks later. Don’t be fooled by Anise’s rhetoric.

More Anise Smoke And Mirrors

Like a nightclub magician, Anise is trying to distract you from simple economics by some sleight of hand. Even though its letter to you is only 2 pages, we count more than a dozen wrong statements Anise makes in the letter, including:

The Tender Is Not Really For 100%: When Anise made its original partial tender offer, we explained that if the offer was oversubscribed any sales would be pro-rated, in which case sellers would still be Limited Partners. Now Anise claims to increase its offer to seek 100%, and claims that this “refutes the General Partner’s argument that you may not be able to sell all of your Units.” But Anise pretends to have forgotten that the Partnership Agreement does not allow sales of more than 50% of units in one year, for tax reasons. (We say “pretends”, because in the fine print of its formal amendment to its tender offer Anise actually includes a discussion of this very provision in the Partnership Agreement). The upshot is that Anise cannot acquire 100% of the Units, as it claims. Any sales above 50% of the Units would result in pro-ration and all sellers would still remain as Limited Partners.

Sales For Value, Not Fire Sales: Anise’s group clearly has very little experience with running a qualified housing tax credits limited partnership. Otherwise, they would know better than to try to mis-characterize dispositions of Partnership assets as “fire sales.” As the Partnership’s Forms 10-K fully disclose, some of the properties in the portfolio are no longer economical to retain, although they generated tax credits for many years. If that happens, any good manager will stop throwing your good money after bad and sell or dispose of them. But there are other properties that may have significant value. That is why there is a range of values from $172.25 to $402.50 per unit.

But at the same time, Anise is also talking out of the other side of its mouth -- because Anise actually wants to block the General Partner from dissolving the Partnership and distributing the estimated $172.25 to $402.50 to you as soon as we can. Anise actually is so brazen as to say: “What Arch does not tell you is that current limited partners holding over 30% of the Partnership’s units have each stated they intend to vote against the proposed liquidating sales.” What’s more interesting is what Anise doesn’t tell you – that the Limited Partners intending to vote against the liquidation are all part of Anise’s group. So, while crying wolf about “fire sales” that aren’t fire sales but may yield between $172.25 and $402.50 per unit, Anise simultaneously wants to block any liquidating sales and distribution?

Committed? In a classic non-sequitur, Anise says “We are so committed to investigating the actions of this General Partner (Arch), we will now buy out all limited partners who do not want to wait on our litigation to open up the books and records . . .” Do you hear Anise offering to sell your units back to you when they find out there really is a value of between $172.25 to $402.50 per Unit in the properties as we have said all along?

As far as opening up the books and records, as we previously explained, we have offered to make certain information available to Anise’s group if they would agree to keep it confidential and agree not to illegally trade on non-public information, an offer they rejected. They have to play by the same rules as everyone else, including federal securities laws.

Offer Price Less Than Valuation Estimates: Anise bizarrely says: “The General Partner keeps trying to fool you into believing our price is worth less than their estimates.” Wait a minute, was Anise’s $172 Offer less than the $172.50 to $402.50 range or not? Does their offer to give you another $3 make any sense to you?

The List Of Anise’s Wrong Statements Goes On And On.

Is the General Partner really “increasingly desperate to stop their removal”? Hardly: we are not terribly worried that a handful of Limited Partners (e.g. less than ½ of 1%) might mistakenly tender to Anise, who intends to use the increased voting power to vote against liquidating the Partnership’s assets and distributing the full cash value to the other Limited Partners. But it would indeed be unfair if any Limited Partners were fooled into doing so by Anise’s wrong statements.

The biggest so-called “unfulfilled promise” Anise refers to is literally the $172.25 to $402.20 valuation range that Anise’s offer would prevent you from realizing (if you tender). And why does Anise claim that this “promise” is “unfulfilled”? Precisely because its group “intend[s] to vote against the proposed liquidating sales.” That is completely illogical.

The only other so-called “unfulfilled promise” that Anise refers to was the anticipated proceeds from the sale of one of the Partnership’s underlying properties. Unfortunately, that sale fell through, so the Partnership still retains the property and its value. But Anise is wildly stretching the truth when it refers to a “promise”, when the actual statement was: “Leawood Manor, one of the Partnership’s 15 remaining properties, is currently being marketed for sale and based upon preliminary indications, it is the General Partner’s expectation that the net cash per Unit could exceed the $101 per Unit described in the Anise Offer (although there is no guaranty that it will do so).”

“What Arch did not tell you”, Anise goes on to say, “was in the last Form 10-Q filing with the SEC it disclosed that funds from sales would be placed in reserves.” Is Anise’s gripe really that we did not disclose exactly what we disclosed? And, remember that it is Anise that has stated its commitment to try to prevent the plan of liquidation that will lead to cash distributions to you.

Anise’s “2005 Scoreboard” also leaves out years of tax benefits, and completely leaves out $172.25 to $402.20 per unit in value that we are trying to make available to the Limited Partners (not just Anise) as soon as possible. Again, Anise is trying to take that value for itself by making low-ball offers.

Is the General Partner really “hiding” books and records? Hardly. If Anise’s group would sign a confidentiality agreement and promise not to trade on non-public information, just like anybody else, they could have the information they have requested (as we have repeatedly said).

Anise is also flat wrong in its accusation that the General Partner only disclosed “mistakes and fees” after being sued. Long before members of Anise’s group raised the issue, the Partnership’s June 30, 2005 Form 10-Q had correctly disclosed that agreements were in place to ultimately allow the Partnership to dispose of its interest in five properties (rather than 10 as had been mistakenly disclosed in the March 31, 2005 Form 10-K). Similarly, the Partnership’s contemporaneous Forms 10-K and 10-Q disclosed that the Managing General Partner replaced the Local General Partner of the local limited partnership in question with an affiliated entity. Each of these correct disclosures was made long before Anise’s group began its overt efforts to take control of the Partnership.

Finally, we previously highlighted for you the long and sordid record of Anise’s cohort, David Johnson, including a jury verdict of fraud, and a finding that a company he controlled “played fast and loose with the court.” By now, it probably comes as no surprise to you to see that Anise has nothing to say on that score. What’s more, the court in one of those cases ordered that entities Mr. Johnson controlled be removed as general partners of two qualified housing tax credit limited partnerships based on the jury findings. And, despite Mr. Johnson’s request that it do so, the court refused to vacate the rulings containing such findings, and only vacated the judgment.

Don’t Be Fooled (Again)!

We have arranged for MacKenzie Partners, Inc. to be available to respond to any questions or concerns you may have, and we encourage you to call MacKenzie toll-free at (800) 322-2885, or collect at (212) 929-5500.

Very truly yours,
Arch Street VIII, Inc.,
Managing General Partner

Investors are urged to read the Partnership’s consent solicitation statement when you receive it and any other solicitation/recommendation statements filed by the Partnership because they will contain important information. Each of these documents will be filed with the SEC and investors may obtain a free copy of them at the SEC’s Internet web site at www.sec.gov. These documents may also be obtained for free (when available) from the Partnership by directing such request to: ACS Securities Services, Inc., 3988 N. Central Expressway, Building 5, Floor 6, Dallas, Texas 75294, telephone (800) 823-4828. This letter and any other solicitation materials from the Partnership are being sent on behalf of the Partnership by the Partnership’s General Partners, Arch Street VIII, Inc., which serves as the Managing General Partner, and Arch Street IV Limited Partnership. Arch Street IV Limited Partnership owns five units of the Partnership not included in the 68,043 units considered outstanding.

Certain statements made herein contain forward-looking statements. Such statements include the words “may” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “would” and similar expressions, however, not all forward-looking statements will contain such expressions. Such statements are subject to a number of risks and uncertainties. Actual results or events in the future could differ materially from those described in the forward-looking statements as a result of several factors, including ongoing litigation, the Managing General Partner’s inability to find suitable purchasers for the Partnership’s interests in its properties, the inability to agree on an acceptable purchase price or contract terms, fluctuations in the market value of the Partnership’s properties, general economic conditions and other factors.

If you have any questions or need assistance, please call: